FOR IMMEDIATE RELEASE

Scantek Medical Announces Renegotiation of Contracts with
Instituto Cultural Do Trabalho and Comercial Marimex

Cedar Knolls, NJ--(Prime Zone)—May 13, 2005--Scantek Medical, Inc. (SKML.PK) announced today that the Company is in the process of renegotiating its contracts for the sale of its BreastCare™/BreastAlert™ Differential Temperature Sensor product (“BreastCare™”) in Brazil to (A) Instituto Cultural Do Trabalho (“Instituto Cultural”) and (B) Comercial Marimex LTDA (“Comercial Marimex”). The Company had announced its contract with Instituto Cultural on December 9, 2003 and its contract with Comercial Marimex on July 6, 2004. The Company has agreed to renegotiate these contracts because the dates currently set forth in the original contracts are no longer usable because of the delay which has been caused in the shipment of the units of BreastCare™ because of the delay in obtaining an import license.

The Company believes that the only changes which will be made in the original contracts are changes in the dates; however, until the Company concludes negotiations with Instituto Cultural and Comercial Marimex, there can be no assurances that no other changes will be made.

Scantek Medical, Inc. is a high-tech medical company engaged in developing, manufacturing, selling and licensing of products and devices to assist in the early detection and diagnosis of disease. Ultimately, the Company intends to focus upon manufacturing, selling, and licensing the BreastCare™ device in other countries. The BreastCare™ device is to be used by physicians as an adjunct to clinical breast examination, mammography and other established procedures for the detection of breast disease.

BreastCare™ can significantly improve early detection of breast cancer when used as an adjunct to clinical breast examination and mammography. In clinical studies in the United States (i.e., Sloan Kettering Memorial, MD Anderson Cancer Center, Guttman Institute, NY, Georgetown University, and Brotman -UCLA), in Brazil and at the European Institute of Oncology in Milan, Italy, BreastCare™ has been clinically proven capable of recognizing metabolic activity (angiogenesis) by recording the heat differentiation of corresponding areas of the breast. At the present time, in developing countries, as well as industrial nations, there is no available screening procedure which identifies increased metabolic activity due to abnormal cell proliferation.

Statements in this press release which are not historical, including management's intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to the risk factors and other information set forth in the Company's filings with the Securities and Exchange Commission. Actual results could differ materially from any forward-looking statements and may vary from management's expectations and cannot be guaranteed.

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For more information
Dr. Zsigmond L. Sagi
Scantek Medical, Inc
973-401-0434